                                                                   EXHIBIT 10.1

                      EMPLOYMENT AND CONSULTING AGREEMENT

        THIS AGREEMENT (the "Agreement") made November 4, 1985, by and between Sandy Corporation, a Michigan corporation, (hereinafter called "Corporation") and William H. Sandy (hereinafter called "Employee").


                                R E C I T A L S:

        A.      Employee is President and Chief Executive Officer of
Corporation.

        B. Corporation and Employee desire to set forth in this Agreement the terms and conditions pursuant to which Employee accepts continued employment with Corporation.

        NOW, THEREFORE, the parties hereto agree as follows:

        1.      Active Employment

        Corporation agrees to employ Employee as President and Chief Executive Officer for a period of 10 years commencing November 1, 1985 through October 31, 1995. Such employment period as it may be extended or reduced pursuant to paragraph 6(b) hereof is referred to as the "Active Employment Period". Employee accepts this employment and agrees during the Active Employment Period to devote his entire time and energy during usual business hours to the affairs of Corporation. The duties and responsibilities of Employee during the Active Employment Period shall be to manage and direct the affairs of Corporation, and shall be rendered in the Troy, Michigan area.

        2.      Compensation During Active Employment Period

        During the Active Employment Period, Corporation shall pay to Employee compensation as follows:

                (a) A minimum salary of $210,000 per year payable in equal bi-weekly installments (the "base salary").

        (b)  An annual bonus award calculated as follows:

             (i) Employee shall receive an annual bonus during the Active Employment Period equal to 25% of his base salary for each fiscal year of Corporation during which the Corporation's net income (as determined in accordance with generally accepted accounting principles, including charges for compensation paid or accrued hereunder) exceeds zero;

             (ii) Employee shall also receive an annual bonus during the Active Employment Period equal to 8% of the amount by which the Corporation's pre-tax income (as determined in accordance with generally accepted accounting principles consistently applied) during each fiscal year of the Corporation exceeds 12% of shareholders' equity (as determined in accordance with generally accepted accounting principles, including charges for compensation paid or accrued hereunder) as of the beginning of such fiscal year;

             (iii) In no event shall the sum of the bonuses provided in clauses (i) and (ii), above, exceed 150% of Employee's base salary for such fiscal year.

        (c) Notwithstanding anything contained in paragraph 2(a) to the contrary, Employee shall also receive increases in his base salary and such additional or other incentive compensation as the Board of Directors deems appropriate, taking into account the growth of Corporation, its profitability and Employee's performance, and all other benefits generally available to the officers of Corporation, which benefits shall not aggregate less in annual financial value to Employee than the benefits presently available to him. The base salary shall be adjusted on

        November 1 of each year to reflect percentage increases in the National Consumer Price Index.

            (d) During each year of the Active Employment Period, Employee shall receive life insurance coverage in an amount at least equal to 300% of Employee's total compensation during the prior fiscal year.

        3.  Consulting Period
        Upon the termination of the Active Employment Period for any reason (including voluntary termination by Employee) other than death, disability or termination by Corporation for cause pursuant to paragraph 6(a), Employee shall continue to be employed for a period of 5 additional years (the "Consulting Period") as a consultant to Corporation. The compensation payable to Employee during the Consulting Period shall be at the following percentages of the average of Employee's total annual compensation for the prior three years at the termination of the Active Employment Period, payable by-weekly:

                        Year                    Percent
                        ----                    -------
                          1                       90%
                          2                       80%
                          3                       75%
                          4                       75%
                          5                       60%

The duties of Employee during the Consulting Period shall be to consult with senior officers of Corporation concerning the general operations and affairs of Corporation, and shall be performed by Employee as reasonably requested by senior officers of Corporation. Corporation shall reimburse Employee for his reasonable expenses in rendering any consulting services, and during the Consulting Period he shall receive all other benefits generally available to officers of Corporation.

        4.   Retirement Payments
        Upon the termination of Employee's Active Employment Period and Consulting Period, Employee shall be entitled to receive annual retirement payments equal to 40% of the base salary to which he was entitled during the last year of the Active Employment Period, up until his death; after Employee's death such payments shall be made to Employee's wife, until her death. The obligation of Corporation pursuant to this paragraph 4 shall not be funded by Corporation, shall be paid out of the general assets of Corporation and shall not take precedence over any other general debts of Corporation.

        5.   Disability or Death
        (a) In the event that during the Active Employment Period or Consulting Period Employee becomes unable by reason of physical or mental disability to render the services required hereunder and such disability continues for a period of 18 months, the employment of Employee hereunder shall terminate. Commencing at the date of termination of employment for disability, Employee shall receive annually a sum of equal to 35% of his annual compensation at the time of termination of employment, including base salary and additional or incentive compensation paid with respect to the preceding fiscal year, in monthly installments, until he attains age 65, or his death if earlier. Employee benefits for Employee shall also continue until Employee attains age 65, or until his death if earlier. Upon attaining age 65, Employee shall receive retirement payments as provided in paragraph 4, above. In the event that the parties disagree as to the disability of Employee, the judgment of a physician chosen by a physician designated by the Company and by a physician designated by Employee shall be conclusive, subject to paragraph 10 hereof. Disability payments hereunder shall be reduced by the amount of other Corporation financed disability benefits made available to Employee through insurance or otherwise.

        (b) In the event that the Active Employment Period hereunder is terminated by death, Employee's designated beneficiary shall receive:

             (i) continuation of base salary at the rate paid at the time of death and bonus and incentive compensation at the rate for the preceding fiscal year, payable for a period of 6 months after death and at 50% of those amounts for an additional 18 months after the expiration of the six month period;

             (ii) continuation of employee benefit coverage for a period of 24 months; and

             (iii) life insurance proceeds from insurance provided by the Corporation in accordance with Paragraph 2(d) hereof.

        6.   Termination and Renewal

        (a) Corporation shall have the right to terminate the employment of Employee hereunder for cause upon 30 days written notice to Employee. As used in this Agreement "cause" shall mean intentional and material dishonesty adversely affecting Corporation, intentional gross neglect of duties, or competitive activities in violation of paragraph 7 hereof.

        (b) The Active Employment Period may be terminated by Employee at any time during the Active Employment Period if Employee shall give Corporation written notice of termination at least 120 days prior to the date of such termination. The Active Employment Period shall be automatically extended for an additional one year term on November 1 of each year commencing with 1995 unless written notice of termination is given either by

Corporation or by Employee to the other party at least 120 days prior to the applicable November 1.

        7.   Noncompetition

        During the Active Employment Period and Consulting Period, Employee shall not engage directly or indirectly, as a director, officer, employee, agent, consultant, stockholder (except as owner of less than 2% of a corporation's outstanding publicly traded shares) or partner in any business activity which competes with a significant portion of the business of Corporation or its subsidiaries as then conducted. In addition to its other remedies, Corporation shall be entitled to injunctive relief to protect its interests hereunder.

        8.   No Mitigation

        Employee shall not be obligated to seek other employment in mitigation of amounts payable or arrangements made under the provisions of this Agreement and the obtaining of any such other employment shall in no event affect any reduction of the Corporation's obligations to make the payments and arrangements required to be made under this Agreement.

        9.   Non-Assignability

        Employee may not anticipate, alienate or assign any of his rights under this Agreement, and any attempt to do so shall be void.

        10.  Arbitration

        Any dispute under this Agreement shall be settled by submission of such dispute to binding arbitration in Detroit, Michigan pursuant to the Commercial Arbitration Rules of the American Arbitration Association. Corporation shall pay all costs associated with any such arbitration.

        11.   Successors

        This Agreement shall inure to the benefit of and be binding upon Corporation, its successors and assigns, including any corporation or other business or entity that shall purchase all or substantially all of the business and assets of Corporation, or shall succeed to such business through merger, liquidation or otherwise.

        IN WITNESS WHEREOF, the parties have executed this Agreement on the date written above.

                                        SANDY CORPORATION


                                        By:      /s/ George J. Forrest
                                            ---------------------------------

                                             Its:          Treasurer
                                                  ---------------------------
                                                        ("Corporation")

                                        WILLIAM H. SANDY

                                                   /s/ William H. Sandy
                                        -------------------------------------
                                                        ("Employee")

                               FIRST AMENDMENT TO
                      EMPLOYMENT AND CONSULTING AGREEMENT

        THIS FIRST AMENDMENT TO EMPLOYMENT AND CONSULTING AGREEMENT (the "Amendment") made April 1, 1986, by and between Sandy Corporation, a Michigan corporation (hereinafter called "Corporation"), and William H. Sandy (hereinafter called "Employee").


                                R E C I T A L S:

        A. Employee is President and Chief Executive Officer of Corporation.

        B. Corporation and Employee entered into that certain Employment and Consulting Agreement (the "Agreement") on November 4, 1985.

        C. Corporation and Employee desire to amend the Agreement to partially revise the terms and conditions pursuant to which Employee accepts continued employment with Corporation.

        NOW, THEREFORE, the parties hereto agree as follows:

        1. Amendment of Section 2(d) of the Agreement.

        Section 2(d) of the Agreement is hereby amended to provide in its entirety as follows:

           "During each year of the Active Employment Period, Employee shall receive, at his option, either (i) life insurance coverage in an amount at least equal to 300% of Employee's total compensation during the prior fiscal year or (ii) cash in the amount of the annual premium which the Corporation would otherwise be required to pay for such life insurance coverage."

        2.      No Other Modifications.

        Except as provided in Section 1 of this Amendment, all provisions of the Agreement shall remain in full force and effect.

        IN WITNESS WHEREOF, the parties have executed this Amendment on the date written above.

                                        SANDY CORPORATION


                                        By:  /s/ George J. Forrest
                                            ---------------------------------
                                             Its: Senior Vice President
                                                  ("Corporation")


                                        WILLIAM H. SANDY


                                                  /s/ William H. Sandy
                                        ---------------------------------------
                                                       ("Employee")

                          AMENDMENT TO EMPLOYMENT AND
                              CONSULTING AGREEMENT

        This Amendment to Employment and Consulting Agreement (this "Amendment") dated as of August 31, 1994, by and among Sandy Corporation, a Michigan corporation (hereinafter called the "Corporation"), William H. Sandy (hereinafter called "Employee"), and Marjorie M. Sandy (hereinafter called "Mrs. Sandy").


                                   RECITALS:

A.      Employer is Chairman and Chief Executive Officer of the Corporation.

B. The Corporation and Employee entered into an Employment and Consulting Agreement (the "Agreement") dated as of November 4, 1985, pursuant to which Employer is and has been employed by the Corporation.

C. Section 4 of the Agreement provides for annual retirement payments to be made to Employee and to his spouse upon termination of Employee's Active Employment Period (as that term is defined in the Agreement) and Consulting Period (as that term is defined in the Agreement).

D. The Corporation has accrued, as of the date of this Amendment, the sum of $652,650 as an expense related to the retirement payments scheduled to be paid under the Agreement, and is scheduled to accrue an additional $91,820 on August 31, 1995 related to the retirement payments scheduled to be paid in the Agreement.

E. The Corporation and Employee wish to amend the Agreement, to provide for certain payments to be made by the Corporation to Employee in lieu of the retirement payments provided for in the Agreement.

F. Mrs. Sandy consents to the actions being taken by and in this Amendment.

        NOW, THEREFORE, the parties hereto agree as follows:

1.      Payment of Accrued Amounts

        On the date of this Amendment, the Corporation is paying Employee the sum of $652,650. On August 31, 1995, the Corporation shall pay Employee the sum of $91,820. Each such payment shall be treated by the Corporation and by Employee as compensation for federal and state income tax purposes.

2.      Extinguishment of Retirement Payment Obligations

        The payments described in Section 1 of this Amendment should be in lieu of the retirement payments provided in Section 4 of the Agreement. Section 4 of the Agreement is hereby deleted from the Agreement, and shall be of no further force and effect.

3. Consent of Mrs. Sandy

   Mrs. Sandy consents to the actions being taken by this Agreement, including specifically the termination of Employee's retirement payments under the Agreement which in certain circumstances could be payable to her.

4. Effect on Agreement

   Except to the extent modified herein, the Agreement shall remain binding on the Corporation and Employee and in full force and effect.

   IN WITNESS WHEREOF, the parties have executed this Amendment on the date first written above.

                                       SANDY CORPORATION, a Michigan corporation

                                       By: /s/ Raymond A. Ketchledge
                                           ------------------------------------
                                           Raymond A. Ketchledge, President

                                           /s/ William H. Sandy
                                       ----------------------------------------
                                           William H. Sandy

                                           /s/ Marjorie M. Sandy
                                       ----------------------------------------
                                           Marjorie M. Sandy

                         THIRD AMENDMENT TO EMPLOYMENT
                            AND CONSULTING AGREEMENT

        THIS THIRD AMENDMENT TO EMPLOYMENT AND CONSULTING AGREEMENT (this "Amendment") is made as of August 22, 1995, by and among SANDY CORPORATION, a Michigan corporation (the "Corporation"), WILLIAM H. SANDY ("Employee"), and MARJORIE M. SANDY ("Mrs. Sandy").

                                R E C I T A L S:

        A. Employee is Chairman and Chief Executive Officer of the Corporation.

        B. The Corporation and Employee entered into an Employment and Consulting Agreement dated as of November 4, 1985, as amended by a First Amendment to Employment and Consulting Agreement dated as of April 1, 1986, and by an Amendment to Consulting Agreement dated as of August 31, 1994 (such Employment and Consulting Agreement, as amended, being referred to herein as the "Agreement"), pursuant to which Employee is and has been employed by the Corporation.

        C. Section 2 of the Agreement provides that Employee is to receive from the Corporation an annual bonus award during the Active Employment Period (as that term is defined in the Agreement).

        D. Employee's Active Employment Period shall terminate upon the date of the closing (the "Closing Date") of the merger of ADP Mergerco, Inc., a Michigan corporation, with and into the Corporation (the "Merger"), which Closing Date shall occur during the Corporation's 1996 fiscal year.

        E. Section 3 of the Agreement provides for Employee's retention as a consultant to the Corporation for a period of five years (the "Consulting Period") upon termination of Employee's Active Employment Period.

        F. Employee estimates that the present value of the sum of (i) all compensation and benefits to be paid to him under Sections 3 and 5 of the Agreement and (ii) the bonus award, if any, payable to Employee in respect of the period from September 1, 1995 through the Closing Date under Sections 2 and 5 of the Agreement, will be approximately $1,475,000 on the Closing Date.

        G. The Corporation and Employee wish to amend the Agreement to provide for the acceleration of certain payments to be made by the Corporation to Employee under the Agreement and to amend certain other provisions contained in the Agreement.

        NOW, THEREFORE, the parties hereto agree as follows:

        1.      Acceleration of Payments.  In full and complete satisfaction of
(i) the Corporation's obligations to pay and provide compensation and benefits to Employee under Sections 3 and 5 of the Agreement and (ii) the Corporation's obligation, if any, to pay a bonus award to Employee in respect of the period from September 1, 1995 through the Closing Date under Sections 2 and 5 of the Agreement, the Corporation agrees to pay Employee the sum of $1,475,000 on the Closing Date.

        2. Termination of Active Employment Period; 1995 Bonus. Notwithstanding anything to the contrary contained in Section 6 of the Agreement, Employee's Active Employment Period shall terminate, and Employee's Consulting Period shall commence, on the Closing Date. During the period from September 1, 1995 until the Closing Date, Employee's base salary (as defined in the Agreement) shall continue to be paid at the base salary rate paid during the 1995 fiscal year. Any bonus due to Employee for employment during the period of September 1, 1994 through August 31, 1995 shall be calculated based on the Corporation's net income, as determined in accordance with generally accepted accounting principles consistently applied (which determination shall take into account all expenses incurred by the Corporation in connection with the Merger and in connection with the consideration of any other business combination).

        3. Permanent Waiver of Foregone Compensation. Employee hereby permanently and irrevocably waives any rights he may have in respect of any amounts of compensation heretofore voluntarily deferred by him, including, without limitation, all amounts of compensation deferred pursuant to his July 26, 1988 letter to the Compensation Committee and his July 20, 1992 letter to Peter Steffes.

        4. Effect on Agreement. Except to the extent specifically modified herein, the Agreement shall remain binding on the Corporation and Employee and shall remain in full force and effect.

        5. Consent of Mrs. Sandy. Mrs. Sandy consents to the actions taken by this Amendment, including specifically the amendment of any right to health care benefits given to her under the Agreement.

        6. Counterparts. This Amendment may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

        IN WITNESS WHEREOF, the parties have executed this Amendment on the date first written above.


                                        SANDY CORPORATION


                                        By:   /s/ Raymond A. Ketchledge
                                             -----------------------------------

                                        Its:  President
                                             -----------------------------------


                                                /s/ William H. Sandy
                                        ----------------------------------------
                                                    William H. Sandy


                                                /s/ Marjorie M. Sandy
                                        ----------------------------------------
                                                    Marjorie M. Sandy